Exhibit 99.1

Verisk Signs Definitive Agreement to Acquire AccuLynx

Acquisition to expand, enhance and strengthen network capabilities across the insurance claims and restoration ecosystem

Jersey City, N.J., July 30, 2025 — Verisk (Nasdaq: VRSK), a leading global data analytics and technology provider to the global insurance industry, has entered into a definitive agreement to acquire AccuLynx for $2.35 billion in cash to augment its network capabilities across the insurance claims and restoration ecosystem. AccuLynx is the leading SaaS platform providing end-to-end business management workflow for residential property contractors with expertise in roofing.

The acquisition is expected to be additive to Verisk’s revenue growth and adjusted EBITDA margin, and accretive to adjusted EPS by year end 2026.

Strategic Rationale: Delivering Added Value to the Insurance Claims and Restoration Ecosystem

•	Expanding Connectivity in the Industry: Verisk and AccuLynx both play key roles within the insurance claims and restoration industry, and this acquisition will streamline workflow and enhance interactions between participants, extending the benefits to all in the network.

•	Mission-Critical SaaS Platform: AccuLynx provides a full end-to-end solution, which is highly complementary to Verisk’s Property Estimating Solutions.

•	Differentiated and Rich Datasets: AccuLynx’s roofing materials and labor datasets will augment analytics and benchmarking for insurers and contractors.

•	Enhanced Value Creation Through Synergies: The acquisition will create opportunities for cross-sell, upsell and expanded data augmentation across complementary client bases that have a high degree of overlap.

“AccuLynx is a natural fit and extension of the solutions we provide insurance carriers, adjustors and contractors through our Property Estimating Solutions business,” said Lee Shavel, president and CEO, Verisk. “Together we have an incredible opportunity to enhance the network effect of these businesses and create significant value for all parties in the insurance claims and restoration ecosystem, from insurers to contractors and policyholders.”

AccuLynx Helps Residential Property Contractors Streamline Operations

AccuLynx’s cloud-based software platform sits at the center of roofing contractors’ workflow, addressing each critical stage, including lead generation, sales and CRM, virtual measurements, materials ordering, labor sourcing, payment processing and job management. Most of the company’s customers perform insurance-driven repairs and restoration.

Used and trusted by 80 percent of the top property insurance carriers, Verisk Property Estimating Solutions, part of Verisk’s claims solutions business, specializes in property insurance, remodeling and restoration for the global insurance industry. More seamlessly integrating the networks will remove manual work and improve information flow between carriers and contractors, delivering cost and time savings for both constituencies. Policyholders can benefit from quicker repairs due to workflow efficiency and cost savings driven by enhanced pricing data. According to Verisk data, more than a third of property insurance claim value is related to roofing materials.

“Roofs are one of the largest and most expensive home components, contributing to the resilience of the communities our clients serve,” said Aaron Brunko, president, Verisk Property Estimating Solutions. “This acquisition enables us to further support this growing market, add value to an interconnected ecosystem and better support the active participants in the claims industry who help policyholders when they need it most.”

AccuLynx CEO Mike Stein said: “Many of our clients already know and trust Verisk to help them manage jobs efficiently and accurately. Joining Verisk enables us to drive operational efficiency for the contractor and insurance industries and expand the value we provide. We’re thrilled to join the Verisk team and look forward to advancing our shared goals of helping our clients grow their businesses by streamlining their workflows so they can better serve their customers.”

“The roofing industry needed a modern, complete business management platform designed by roofers, for roofers. With a team of incredibly loyal people, many of whom have been with us 20 years — we built something extraordinary,” said Richard Spanton, AccuLynx founder. “I’m incredibly proud of what we’ve created and excited to see AccuLynx join Verisk. The synergies are undeniable — especially between AccuLynx and Xactimate, a tool I relied on heavily from day one. I always envisioned them working together. Now they will.”

Transaction Details

The transaction consideration is $2.35 billion in cash, which will be paid through fully committed debt financing in place and cash on hand. The transaction is expected to close by the end of the third quarter of 2025, subject to the satisfaction of customary closing conditions and regulatory approval.

Goldman Sachs & Co. LLC and PJT Partners are serving as financial advisors to Verisk, and Goldman Sachs Bank USA is acting as lead arranger on bridge financing in support of the transaction. Davis Polk & Wardwell LLP is acting as legal advisor to Verisk. William Blair is serving as financial advisor, and King & Spalding LLP is acting as legal advisor to AccuLynx.

Conference Call Details

Verisk management will discuss the transaction and certain forward-looking information on its second quarter earnings call and webcast today at 8:30 am ET. This session and the accompanying presentation materials may be accessed on the Verisk investor website at http://investor.verisk.com.

About Verisk

Verisk (Nasdaq: VRSK) is a leading strategic data analytics and technology partner to the global insurance industry. It empowers clients to strengthen operating efficiency, improve underwriting and claims outcomes, combat fraud and make informed decisions about global risks, including climate change, extreme events, sustainability and political issues. Through advanced data analytics, software, scientific research and deep industry knowledge, Verisk helps build global resilience for individuals, communities and businesses. With teams across more than 20 countries, Verisk consistently earns certification by Great Place to Work and fosters an inclusive culture where all team members feel they belong. For more, visit Verisk.com and the Verisk Newsroom.

Contacts:

Investor Relations

Stacey Brodbar
Head of Investor Relations, Verisk
201-469-4327
stacey.brodbar@verisk.com

Media

Ali Herbert
Verisk Public Relations
201-469-3998
Ali.herbert@verisk.com